EXHIBIT 23.10

Consent of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS
GRANITE HACARMEL INVESTMENTS LIMITED

We hereby consent to the incorporation by reference, in the Registration Statement on Form S-3 which will be filed by Ampal American Israel Corporation in February 2007, of our report dated March 25, 2004, with respect to the consolidated balance sheet of Granite Hacarmel Investments Limited and subsidiaries as of December 31, 2003 and the related statements of income, shareholders’ equity and cash flows for the year then ended, which is appears in Ampal American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Our report dated March 25, 2004 contains an explanatory paragraph for claims against consolidated companies.

Somekh Chaikin
Certified Public Accountants (Isr.)

Haifa, February 22, 2007